EXHIBIT 10.3

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Escrow Agreement") is made and entered into as of this 17th day of September, 2004, by and among MTM Technologies, Inc., a New York corporation ("Purchaser"), Network Catalyst, Inc., a California corporation ("Seller"), and JPMorganChase, a New York banking corporation, as escrow agent ("Escrow Agent").

                                    RECITALS

     WHEREAS, Purchaser, Seller and the shareholders of Seller have executed and delivered that certain Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), which provides for the transfer by Seller to Purchaser of certain of the assets, rights and properties used in connection with the operation of the Business and the assumption by Purchaser of certain obligations and liabilities relating to the Business, on the terms and subject to the conditions set forth in the Purchase Agreement; and

     WHEREAS, under the terms of the Purchase Agreement, Purchaser has assigned to MTM Technologies (California), Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser, Purchaser's right to acquire the Purchased Assets and Purchaser's obligation to assume the Assumed Liabilities; and

     WHEREAS, capitalized terms used herein, unless otherwise defined, shall have the meanings assigned to them in the Purchase Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the terms of the Purchase Agreement, and in consideration of the mutual covenants and agreements contained therein, Purchaser and Seller hereby agree as follows:

1.   Escrow Deposit.

(a) On the date hereof, Purchaser shall deliver $200,000 in cash and as soon as practicable following the date hereof, 100,000 shares of common stock, $0,01 par value per share (the "Common Stock"), of Purchaser (together, the "Escrow Deposit") to the Escrow Agent pursuant to Section 3.1 of the Purchase Agreement. The cash portion of the Escrow Deposit shall be delivered to the Escrow Agent by wire transfer of immediately available funds and the stock portion of the Escrow Deposit shall be delivered as a certificate for 100,000 shares of Common Stock of Purchaser registered in the name of Seller and accompanied by appropriate stock powers executed in blank. For purposes of this Agreement, the Common Stock shall be valued at $2.00 per share.

(b) The Escrow Deposit shall be held by Escrow Agent in a separate Escrow Fund (the "Escrow Fund") for the benefit of Purchaser and Seller as provided in this Escrow Agreement. Escrow Agent shall maintain a bookkeeping records


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     for the Escrow Fund reflecting (i) the Escrow Deposit hereunder plus (ii)
     all amounts earned on the Escrow Deposit, including, dividends if any paid on the Common Stock, and less (iii) the amounts distributed pursuant to Sections 3(c) or 4.

2. Acceptance of Appointment as Escrow Agent. Escrow Agent, by signing this Escrow Agreement, accepts the appointment as Escrow Agent and agrees to hold and distribute all Escrow Deposit in accordance with the terms of this Escrow Agreement.

3.   Distributions; Investments; Taxes.

(a) During the term of this Escrow Agreement, the Escrow Fund shall be invested and reinvested by the Escrow Agent in the investments indicated on Schedule 1 or such other investments as shall be directed in writing by the Purchaser and the Seller and as shall be acceptable to the Escrow Agent. All investment orders involving U.S. Treasury obligations, commercial paper and other direct investments will be executed through JPMorgan Fleming Asset Management (JPMFAM), in the investment management division of JPMorgan Chase. Subject to principles of best execution, transactions are effected on behalf of the Escrow Fund through broker-dealers selected by JPMFAM. In this regard, JPMFAM seeks to attain the best overall result for the Escrow Fund, taking into consideration quality of service and reliability. Periodic statements will be provided to Purchaser and Seller reflecting transactions executed on behalf of the Escrow Fund. The Purchaser and Seller, upon written request, will receive a statement of transaction details upon completion of any securities transaction in the Escrow Fund without any additional cost. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated on Schedule 1 or any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund.

(b) All cash dividends and other cash income earned or otherwise distributed on the Escrow Deposit shall, until disbursed, also constitute a part of the Escrow Deposit and shall, pending disbursement, be invested as provided in
     Section 3(a).

(c) Except as otherwise provided in Section 3(d), Escrow Agent shall distribute to Seller, on a quarterly basis on or before the tenth day of January, April, July, and October, an amount equal to the product of the Effective Tax Rate (as provided by the Purchaser and Seller in writing) multiplied by the aggregate amount of the taxable cash interest, cash dividends and other cash income earned on the Escrow Deposit during such quarter. For this purpose, the "Effective Tax Rate" shall mean: (i) the maximum federal income tax rate for individuals for such quarter in the case of interest and other income subject to federal income tax, and (ii) such maximum federal income tax rate plus seven percent in the case of interest dividends and other income subject to federal and state tax.


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(d)  For tax purposes, the Escrow Deposit shall be property of Seller and all cash interest, cash dividends and other cash income earned on the Escrow Deposit shall be income of the Seller and all parties hereto (other than the Escrow Agent) shall file all Tax Returns consistent with such treatment. In the event that, notwithstanding the foregoing, there is a determination by the Internal Revenue Service or any other tax authority that Purchaser has Tax liabilities as a result of the income generated on the Escrow Deposit, (i) Seller shall pay to Purchaser all amounts previously distributed to Seller under Section 3(c) in regard to such Taxes, plus interest at the rate specified by the Internal Revenue Code and corresponding provisions of applicable state and local laws, provided that Seller shall not be required to pay Purchaser any such amounts that were applied by Seller to pay Taxes on such Escrow Deposit for which Purchaser will receive a tax credit, and (ii) Seller shall thereafter no longer have any right to receive payments under Section 3(c). Escrow Agent shall thereafter upon receiving written notice of such determination, make distributions under Section 3(c) to Purchaser rather than to Seller. Nothing in this Agreement shall preclude Seller from voting any and all of the shares of the Common Stock portion of the Escrow Deposit for the duration of this Escrow Agreement.

4. Distribution of Escrow Deposit to the Purchaser Indemnitees. Escrow Agent shall disburse to the applicable Purchaser Indemnitee such portion of the Escrow Deposit as may be necessary to pay the Indemnifiable Losses for which such Purchaser Indemnitee is entitled to indemnity pursuant to
     Article X of the Purchase Agreement. Payment shall be made not more than ten days after (i) the delivery to Escrow Agent of written instructions signed by Purchaser and Seller specifying an amount to be paid from the Escrow Deposit to a Purchaser Indemnitee or (ii) the delivery to Escrow Agent and Seller of a copy of a Final Determination establishing the Purchaser Indemnitee's or Indemnitees' right to indemnity under the Purchase Agreement with respect to such damages. Payment shall be made first from the cash portion of the Escrow Deposit.

5.   Segregation of the Escrow Deposit.

(a) Notwithstanding any other provision of this Escrow Agreement to the contrary, Escrow Agent shall restrict such portion of the Escrow Deposit (other than the Escrow Deposit that are at the time necessary to make a payment required under Section 4) as may be necessary to satisfy all Pending Claims, and shall hold such portion in accordance with this Section 5.

(b) Any portion of the Escrow Deposit restricted under Section 5(a) shall continue to be restricted by Escrow Agent until Escrow Agent is directed to release such Escrow Deposit by (i) written instruction signed by Purchaser and Seller instructing Escrow Agent how to pay all or any portion of such segregated Escrow Deposit or (ii) a copy of a Final Determination establishing or denying the Purchaser Indemnitee's right to payment under
     Section 4. The released Escrow Deposit shall be distributed to the persons entitled thereto as specified in such joint written instruction or the Final Determination, as applicable.


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6.   Distribution of Escrow Deposit to Seller. Not later than the fifth business day after the Expiration Date, Escrow Agent shall distribute to Seller the remaining Escrow Deposit minus any portion of the Escrow Deposit that is then being restricted with respect to Pending Claims under Section 5. Any amounts segregated with respect to Pending Claims on the Expiration Date shall be released and distributed to the persons entitled thereto as provided in Section 5(b).

7. Rights and Responsibilities of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to the Purchaser or Seller. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

8.   Succession; Removal of Escrow Agent.

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving ten (10) days advance notice in writing of such resignation to the other parties hereto specifying a date when such resignation shall take effect; provided, however, that such resignation shall not be effective until a successor Escrow Agent has accepted the duties of escrow agent hereunder. Purchaser and Seller may, acting jointly, remove Escrow Agent at any time by giving to Escrow Agent thirty (30) days' advance notice in writing signed by Purchaser and Seller. Any corporation or association into which the Escrow Agent may be merged or converted or


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     with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent's corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

(b) If within ten (10) days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, Purchaser and Seller have not designated a successor Escrow Agent and such successor has not accepted such appointment, Escrow Agent may, in its sole discretion, may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys' fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid 50% by Purchaser and 50% by Seller. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the resignation or removal of the Escrow Agent.

(c) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrow Deposit then held hereunder to the successor Escrow Agent, less Escrow Agent's fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrow Deposit (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid. Upon delivery of the Escrow Deposit to successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

9. Fees. The Purchaser and Seller agree severally, to the extent of 50% each to (i) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which, unless otherwise agreed in writing, shall be as described in Schedule 1 attached hereto and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney's fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement.

10. Indemnity. The Purchaser and the Seller shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the "indemnitees") from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such indemnitee or (ii) its following any instructions or other directions from the Purchaser or the Seller, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. The parties hereby grant the Escrow Agent a lien on, right of set-off against and


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     security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

11. TINs. The Purchaser and the Seller each represent that its correct Taxpayer Identification Number ("TIN") assigned by the Internal Revenue Service ("IRS") or any other taxing authority is set forth in Schedule 1. Upon execution of this Agreement, the Purchaser and Seller shall provide the Escrow Agent with a fully executed W-8 or W-9 IRS form, which shall include the Purchaser's and Seller's TIN. The Escrow Agent shall report and, as required withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the absence of timely direction, all proceeds of the Escrow Fund shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in Section 3. In the event that any earnings remain undistributed at the end of any calendar year, Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by the Purchaser and the Seller. In addition, Escrow Agent shall withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities.

12. Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:

     (i) upon delivery if delivered personally or upon confirmed transmittal if by facsimile;

     (ii) on the next Business Day (as hereinafter defined) if sent by overnight courier; or

     (iii) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth on Schedule 1 or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

     Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (ii) and (iii) of this Section 12, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth on Schedule 1 is authorized or required by law or executive order to remain closed.

13. Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Schedule 1 attached hereto), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 2, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so


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     designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent.
     If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 2, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of your executive officers, ("Executive Officers"), which shall include the titles of Chief Executive Officer, Chief Financial Officer and General Counsel, as the Escrow Agent may select. Such
     "Executive Officer" shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Purchaser or the Seller to identify (i) the beneficiary, (ii) the beneficiary's bank, or
     (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

14.  Certain Definitions.

(a) "Expiration Date" shall mean the date which is 18 months following the Closing Date.

(b) "Final Determination" shall means a final judgment of a court of competent jurisdiction or an administrative agency having the authority to determine the amount of, and liability with respect to, the item resulting in Indemnifiable Losses for which reimbursement is sought hereunder and the denial of, or expiration of all rights to, appeal related thereto, and establishing a Indemnitee's right to reimbursement.

(c) "Pending Claims" shall mean unresolved claims that are the subject of indemnification claims properly delivered under the terms of the Purchase Agreement.

15. Integration. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

16. Illegality. The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in now way affect the validity, legality, or enforceability of any other provision, and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect and this Agreement shall be interpreted to the greatest extent possible to carry out the intentions of the parties hereto.

17. Construction. The headings in this Escrow Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Escrow Agreement. Unless otherwise stated, references to sections and schedules are references to sections and schedules of this Escrow Agreement.


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


18. Third Parties. Nothing expressed or implied in this Escrow Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Purchaser Indemnitees, Seller, and Escrow Agent any rights or remedies under, or by reason of, this Escrow Agreement.

19. Termination. This Agreement shall terminate upon the distribution of all amounts held in the Escrow Fund.

20. Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

21. Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover in such action its reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

22. Rights Under Agreement. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any addition rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequence exercise of such right or remedy.

23. Representations and Warranties. Seller, Purchaser and Escrow Agent each hereby represents and warrants (i) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Escrow Agreement by it do not and will not violate any applicable law or regulation.

24. Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 8, without the prior consent of the other parties. This Escrow Agreement shall be governed by and construed under the laws of the State of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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            (THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)


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     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed by their duly authorized officers as of the day and year first above written:


MTM TECHNOLOGIES, INC.


/s/ Frances J. Alfano
---------------------------------------
Name:  Frances J. Alfano
Title: Chief Executive Officer



NETWORK CATALYST, INC.


/s/ William Corbin
---------------------------------------
Name:  William Corbin
Title: Chief Executive Officer


JPMORGAN CHASE BANK, as Escrow Agent


/s/ Rosa Tseng
---------------------------------------
Name:  Rosa Tseng
Title: Assistant Vice President

                                   SCHEDULE 1

EFFECTIVE DATE:   September 15, 2004

NAME AND NOTICE ADDRESS OF PURCHASER:
MTM Technologies, Inc.
850 Canal Street
Stamford, Connecticut 06902
Attention:  John F. Kohler
Facsimile:  203-975-3776
Purchaser TIN: 13-3354896
Wiring Instructions:

JP Morgan Chase
ABA - 021000021
For the account of MTM Technologies, Inc.
Account Number - 590383256

NAME AND NOTICE ADDRESS OF SELLER:
Network Catalyst, Inc.
1370 Reynolds Avenue
Suite 101
Irvine, California 92614
Facsimile: 949-852-6665
Attention:  William Corbin
Seller TIN: 77-0274802
Wiring Instructions:
Western Financial Bank
15750 Alton Parkway, 3rd Floor
Irvine, CA  92618
ABA # 322285752
Beneficiary: Network Catalyst, Inc. Distribution Account
Beneficiary Account # 2460041367


ESCROW DEPOSIT:  $200,000 CASH
                 100,000 SHARES OF COMMON STOCK OF PURCHASER

INVESTMENT: (i) money market funds consisting of short-term U.S. Treasury securities, (ii) obligations of or guaranteed by the United States of America or any agency thereof, either outright or in connection with repurchase agreements covering such obligations, or obligations of or guaranteed by any state or political subdivision thereof with a maturity not later than six months from the date of investment, (iii) certificates of deposit or bakers' acceptances issued by Escrow Agent or by any other national or state-chartered bank having total assets of at least $500,000,000 with a maturity not later than six months from the date of investment, and (iv) such other investments as may be specified from time to time to Escrow Agent by joint written instructions of Purchaser and Seller. Absence of any written instructions, the Escrow Deposit shall be invested in the Trust Account with the JPMorgan Chase Bank earning a rate of LIBOR less 50 bps.

ESCROW AGENT NOTICE ADDRESS:
JPMorgan Chase Bank
Institutional Trust Services
4 New York Plaza
21st Floor
New York, New York 10004
Attention:  Sandra F. Frierson
Fax No.: 212.623.6168

ESCROW AGENT'S COMPENSATION: $5,000 PER ANNUM WITHOUT PRO-RATION FOR PARTIAL YEARS. FIRST YEAR'S FEES ARE PAYABLE UPON EXECUTION OF THE AGREEMENT.

                                   SCHEDULE 2



                     TELEPHONE NUMBER(S) FOR CALL-BACKS AND
           PERSON(S) DESIGNATED TO CONFIRM FUNDRS TRANSFER INSTRUCTIONS
           ------------------------------------------------------------

If to Purchaser:

                  Name                                Telephone Number
                  ----                                ----------------

1.   Francis J. Alfano                                203.975-3700

2.   Alan Schwartz                                    203.975.3700

3.   John F. Kohler                                   203.975.3775

If to Seller:

                  Name                                Telephone Number
                  ----                                ----------------

1.   William Corbin                                   949.852.6660

2.   Richard Wallace                                  949.852.6660

3.   Stephen Urell                                    949.852.6660

     Telephone call-backs shall be made to each Purchaser and Seller if joint instructions are required pursuant to this Escrow Agreement.